Rule 424 (b) (3)
Registration No. 333-73768

PRICING SUPPLEMENT NO. 2973 DATED February 12, 2002
TO PROSPECTUS SUPPLEMENTAL DATED December 5, 2001
AND BASE PROSPECTUS DATED December 5, 2001

Issuer:	National Rural Utilities CFC
Principal Amount:	$1,000,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	02/15/02
Maturity Date:	12/16/02
Interest Rate:	2.46% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $14,050,000,000 and, to date, including this offering, an aggregate of $11,430,768,000 Series C have been issued.